SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ] Preliminary Proxy Statement  [ ]Confidential, For Use of the Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                            ICN Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
    [x] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   -----------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
   -----------------------------------------------------------------------------
    (5)  Total fee paid:
   -----------------------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials:
   -----------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
   -----------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
   -----------------------------------------------------------------------------
    (3)  Filing Party:
   -----------------------------------------------------------------------------
    (4)  Date Filed:
   -----------------------------------------------------------------------------

                  UNLOCKING VALUE AT ICN PHARMACEUTICALS, INC.


Dear Fellow Shareholders,

We are the ICN Committee to Maximize Shareholder Value. Our members own over 3 million ICN shares, valued at over $90 million. As significant shareholders we believe our interests are aligned with yours. We urge you, after carefully reading our proxy material, to vote "FOR" our nominees for the Board of Directors of ICN on the GOLD proxy card today!

We believe that ICN's shares are undervalued. ICN and its Chairman, Milan Panic, have long acknowledged that they share this view.

                                The Right Answer

On June 15, 2000, almost one year ago, ICN announced a plan to reorganize ICN through initial public offerings of two of its business units - Ribapharm and ICN International. However, this June Plan would have left both of these companies as majority-owned subsidiaries of ICN under the continuing control of Mr. Panic and ICN's current management.

The price of ICN's stock plummeted by almost 25% within days following the announcement of the June Plan.

Last October, as part of a legally binding agreement with SSP-Special Situations Partners (a member of the Committee), ICN announced significant revisions to the June Plan committing publicly to divide ICN into three completely separate companies by means of tax-free spin-offs of Ribapharm and ICN International.

ICN at this time also committed that each of these companies would be independently managed and would have a truly independent board of directors - with a much reduced management role for Mr. Panic.

            We think the October Agreed Plan is the right answer for
                            unlocking value at ICN.

We believe ICN's stock remains undervalued today because Milan Panic and the incumbent ICN Board have not demonstrated to investors convincing, tangible progress in effecting the October Agreed Plan.

                                   Sidelined!

In mid-March Mr. Panic was still saying ICN's restructuring would proceed "as expeditiously as possible." Just six weeks later, in his May 1st letter to shareholders, he made it clear: ICN is now waiting "on the sidelines" until the markets recover.

We believe ICN is hiding behind the market. We suspect, despite their protestations to the contrary, that Mr. Panic and ICN's Board do not intend to deliver on their October commitments and that Mr. Panic does not intend, any time soon, to relinquish control of any of ICN's businesses.

We believe public offerings of Ribapharm and ICN International are not the crucial elements of the October Agreed Plan. We believe the crucial elements of the October Agreed Plan are the complete separation of ICN, Ribapharm and ICN International from each other as soon as possible through tax-free distributions
- and a reduced role for Milan Panic.

If market conditions for the foreseeable future preclude the long-promised public offerings, we believe ICN can and should move forward by seeking the necessary tax rulings and debtholder consents - and distributing 100% of Ribapharm to ICN stockholders as soon as possible.


              WE NEED YOUR SUPPORT TO ELECT DIRECTORS COMMITTED TO
            ENHANCING SHAREHOLDER VALUE - WITHOUT UNNECESSARY DELAY


This year you can help elect to ICN's Board three stockholder-nominated directors who are wholly independent of Milan Panic and incumbent management.

Our nominees, General Ronald R. Fogleman (USAF Ret.), Edward A. Burkhardt and Steven J. Lee, are committed to executing the restructuring as announced in October and the prompt pursuit of increased stockholder value.


                             Your Vote is IMPORTANT

          We Urge You to Cast Your Vote "FOR" The Committee's Nominees






     If you have any questions or need help voting your shares, please call:

                         [Mackenzie Partners, Inc. logo]

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010

                       email: proxy@mackenziepartners.com

                          Call Collect: (212) 929-5500
                          or Toll Free: (800) 322-2885
                            Facsimile: (212) 929-0308

ICN'S STOCK REMAINS UNDERVALUED

The Committee believes that ICN's stock price remains substantially undervalued after nearly a year of promises by management to restructure ICN. For example, applying the earning multiples of the five companies used as a peer group by ICN in its annual proxy statements to ICN's stock implies a potential valuation of close to $50 per share - almost double the closing price of $24.78 on April 20, 2001.


---------------------------------------------------------------------------------------------------------------
                                                          Price        Trailing 12-Month     Forward 12-Month
Peer Group(1)                      Ticker      FYE       04/20/01          P/E Ratio             P/E Ratio
---------------------------------------------------------------------------------------------------------------
Allergan                            AGN       12/31      $77.80              48.6x                 40.7x

Alza(2)                             AZA       12/31      $36.35              44.9x                 36.5x

Forest Laboratories (Class A)       FRX       03/31      $60.88              60.6x                 40.4x

Mylan Laboratories                  MYL       03/31      $26.05              24.8x                 20.2x

Watson Pharmaceuticals              WPI       12/31      $49.06              40.9x                 21.8x

Average P/E Ratio                                                            44.0x                 31.9x
---------------------------------------------------------------------------------------------------------------
ICN Pharmaceuticals                 ICN       12/31      $24.78              21.7x                 16.5x
---------------------------------------------------------------------------------------------------------------
Implied values for ICN
   Based on Trailing 12-Mo P/E                           $50.11              44.0x
   Based on Estimated '01 P/E                            $47.87                                    31.9x
---------------------------------------------------------------------------------------------------------------
                                                                                         Source: Bloomberg L.P.

LOSS OF CONFIDENCE IN MILAN PANIC AND ICN'S BOARD

The Panic Factor

The Committee believes that Mr. Panic's attitude toward ICN shareholders, as well as much-publicized past and present run-ins with the Securities and Exchange Commission, ICN employees, Schering-Plough and others dating back years and continuing today, have sapped investor confidence in ICN and lie at the root of ICN's discounted market valuation. Consider:

o Mr. Panic's Attitude Towards ICN Stockholders. "They are stupid, stupid, stupid people . . . [s]tockholders who get involved with what I do are speculators, manipulators, and sometimes blackmailers."

                                                            Mr. Panic, quoted in
                                                      Bloomberg Markets Magazine
                                                                 August 28, 2000


(1) The Peer Group consists of the five companies used by the ICN Board to assess ICN's performance. Source: ICN's Proxy Statement dated May 1, 2001, and ICN's Proxy Statement dated November 27, 2000.

(2) Alza's price is calculated by taking an average of the closing price for the 25 days beginning February 20 through March 26, 2001. On March 27, 2001, Alza entered into a merger agreement with Johnson & Johnson.

o Problems with the SEC Past and Present. SEC complaints have led Mr. Panic to sign two consent decrees with the SEC, one in 1977 and another in 1991. While neither denying nor admitting guilt, in signing the consent decrees Mr. Panic pledged "not to violate securities laws in the future."

                                                         The Wall Street Journal
                                                                   April 6, 2000

    Another SEC complaint, filed in 1999, is currently pending against Mr. Panic, ICN and other ICN officers alleging they took actions that "operated as a fraud and deceit upon other persons" in violation of the securities laws. In this action, the SEC is seeking an order barring Mr. Panic from acting as an officer or director of any publicly-traded company.

    ICN has recorded a $9.25 million reserve in connection with this proceeding and a related federal grand jury investigation.

                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000

o Problems with Employees. "Seven former female employees have won settlements for [Milan Panic's] alleged sexual harassment, four in state court . . . and the others after internal procedures."

                                                         The Wall Street Journal
                                                                   April 6, 2000

    In 1996 ICN made a loan of $3,500,000 to Milan Panic for the settlement of litigation involving a claim by a former ICN employee of alleged sexual harassment by Milan Panic and ICN.

                                                             ICN Proxy Statement
                                                                     May 1, 2001

o Disputes with Schering-Plough. In November 2000, ICN gave Schering-Plough, one of ICN's key business partners, options and rights of "first/last refusal" over a group of ICN products "as part of the resolution" of claims by Schering-Plough that ICN had breached their license agreement.

    ICN has now disclosed a new dispute with Schering-Plough over the royalties payable under this important license agreement with a potential material impact on ICN's results of operations.

                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000

Panic's Board?

The Committee does not believe that the incumbent Board of ICN - none of whom were nominated by shareholders - is as independent of Mr. Panic and ICN's management as it should be or that they have sufficient incentive to dedicate themselves to maximizing shareholder value. Consider:

o A Vested Interest in the Status Quo? ICN's "[d]irectors get . . . a larger annual award than provided by 349 of 350 big and midsize concerns surveyed by pay consultants William M. Mercer Inc. last year [1999]." "Mercer estimates the initial per-director value of the 1999 and 1998 [option] grants at $410,803 and $653,222, respectively."

                                                         The Wall Street Journal
                                                                   April 6, 2000

o Insignificant Shareholdings. Excluding their unexercised company-granted options, the ten incumbent non-management directors own, collectively, a total of only 9,366 ICN shares and five of them (including two of this year's three management nominees) own no shares at all.

                                                             ICN Proxy Statement
                                                                     May 1, 2001

    By contrast, the members of the Committee own over 3 million ICN shares, valued at over $90 million (the Committee's nominees have personally invested $6.0 million in ICN stock and own 276,000 shares). These investments strongly align the economic interests of our slate with other stockholders.

Other shareholders also want a more independent board:

o Heartland Advisors, Inc. "Among Heartland's concerns are . . . [a] lack of investor confidence in the present Board which Heartland believes is due to its demonstrated inability to act independent of Company management and several past Board actions that raise serious conflict of interest concerns." (emphasis added)

                                           Heartland Advisors, Inc. Schedule 13D
                                                                    July 6, 2000

o TIAA-CREF. At ICN's 2000 annual meeting of stockholders, a mere four months ago, TIAA-CREF proposed a resolution expressing the view that ICN's Board structure and composition raise "serious questions" about the Board's capacity to act independently of management and requested ICN adopt a policy that a substantial majority of its directors are independent. The incumbent Board opposed this resolution.

                                                        ICN 2000 Proxy Statement
                                                               November 27, 2000

o Holders of 18.5 Million Shares. ICN's shareholders, rejecting management's recommendation, voted in favor of, and passed, the TIAA-CREF 'Board Independence' resolution by a wide majority: 18.5 million votes "For" versus
    12.6 million votes "Against."

                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000

THERE IS A SOLUTION

We think the October Agreed Plan is the right answer for unlocking value at ICN. We believe that the crucial elements of this plan are:

         The complete separation of ICN, Ribapharm and ICN International from each other as soon as possible with separate managements and truly independent Boards.

         Tax-free distributions to the ICN stockholders of ICN's entire remaining interest in Ribapharm and ICN International.

         A reduced managerial role for Milan Panic with no role at Ribapharm and no executive position at ICN Americas.

However, more than one year has passed since ICN first announced a restructuring plan, more than six months have passed since ICN publicly committed to the October Agreed Plan, and still the promised restructuring of ICN not only remains unfinished - it has to a large extent not even begun.

And now Mr. Panic has made it clear in his May 1, 2001 letter to shareholders:
ICN is waiting "on the sidelines" until the markets recover.

We believe public offerings of Ribapharm and ICN International are not the crucial elements of the October Agreed Plan.

If market conditions for the foreseeable future preclude the long-promised public offerings, we believe ICN can and should move forward by seeking the necessary tax rulings and debtholder consents - and distributing 100% of Ribapharm to ICN stockholders as soon as possible.


WHAT CAN YOU DO?

This year shareholders have the chance to elect shareholder-nominated directors dedicated to maximizing shareholder value.

The Committee's Nominees

Unlike the slate proposed by ICN, the Committee's nominees were not chosen by Milan Panic and the other incumbent members of ICN's Board. The Committee's slate includes:

    o General Ronald R. Fogleman - Retired Chief of Staff of the United States Air Force.

    o Edward A. Burkhardt -Founder and former CEO of Wisconsin Central Transportation Corporation.

    o   Steven J. Lee - CEO and founder of Polymedica Corporation.

The Committee's nominees are committed to executing the October Agreed Plan. Once on the Board, the nominees will pursue diligently and promptly the October Agreed Plan and any other actions necessary to maximize shareholder value, and they will not stand for further unnecessary delay.

Send a Message to Mr. Panic and The ICN Board

In its October agreement with ICN, SSP also won agreements from ICN about the timing of the next two annual meetings and the size of the Board, expressly to provide shareholders with the means of exercising their franchise effectively to enforce ICN's public commitments regarding the restructuring plan and related matters.

This year you can help elect to the Board a group of truly independent, stockholder-nominated directors who are wholly independent of Milan Panic and incumbent management and are dedicated to the prompt pursuit of increased stockholder value.

This year you can send a strong message to ICN and the remaining directors of the seriousness with which ICN stockholders take both the need for Board independence and the Board's prior commitments regarding the enhancement of stockholder value.

               We urge you to read the Committee's Proxy Statement

     Your Vote is IMPORTANT - Cast your Vote "FOR" the Committee's Nominees




                                 The ICN Committee to Maximize Shareholder Value


May 3, 2001

     If you have any questions or need help voting your shares, please call:

                         [Mackenzie Partners, Inc. logo]

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010

                       email: proxy@mackenziepartners.com

                          Call Collect: (212) 929-5500
                          or Toll Free: (800) 322-2885
                            Facsimile: (212) 929-0308